Exhibit 7.07

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  July 28, 2015

Michael Yufeng Chi

By:	/s/ Michael Yufeng Chi

Perfect Human Holding Company Limited

By:	/s/ Michael Yufeng Chi
	Name:	Michael Yufeng Chi
	Title:	Director

Perfect Peony Holding Company Limited

By:	/s/ Michael Yufeng Chi
	Name:	Michael Yufeng Chi
	Title:	Director